Exhibit 10.2
MITEK SYSTEMS, INC.

INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

1.This Inducement Performance Restricted Stock Unit Award Agreement and the number of restricted stock units (the “Performance RSUs”) set forth below (the “Performance Restricted Stock Unit Award”) granted hereunder are made outside of the Mitek Systems, Inc. 2020 Incentive Plan (as amended or amended and restated from time to time, the “Plan”) and the share reserve thereunder, as an “employment inducement grant” within the meaning of Nasdaq Listing Rule 5635(c) as of April 25, 2025 (the “Award Date”) between Mitek Systems, Inc. (the “Company”) and you, Garrett Gafke (the “Recipient”) provided that Recipient commences employment on such date pursuant to the terms of that certain Employment Agreement by and between the Company and the Recipient dated as of April 25, 2025 (the “Employment Agreement”). Notwithstanding the foregoing, subject to the terms and conditions herein, the Performance Restricted Stock Unit Award will be governed by the terms and conditions set forth in the Plan, including, without limitation, the data privacy provisions in Section 27 of the Plan, as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference here. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan, a copy of which is attached hereto as Attachment 1
2.DETAILS OF PERFORMANCE RESTRICTED STOCK UNIT AWARD. The details of your Performance Restricted

Stock Unit Award are as follows:

Number of Shares of Common Stock Subject to Award:	360,576 (the “At-Target Performance RSUs”)
Award Date:	April 25, 2025
Vesting Schedule:
The At-Target Performance RSUs shall vest and settle as follows:
•Up to 33% of the total of such shares shall vest on each one-year anniversary of the Grant Date if the Annual Performance Criteria for the applicable Performance Period (each as set forth on Appendix A) has been met;
•Any portion of the 33% of the total of such shares for a given Performance Period that do not vest for that Performance Period are forfeited upon completion of the Performance Period.
•Details on the Performance Period, Annual Performance Criteria, and vesting are set forth in Appendix A and are herein incorporated into the terms of each grant.
An additional amount of shares (the “Above-Target Performance RSUs” may vest and settle each year as follows:
•An amount of shares equal to 33% of the total AT-Target Performance RSU’s shall vest on each one-year anniversary of the Grant Date if the Annual Performance Criteria for the applicable Performance Period (set forth on Appendix A) has been exceeded as set forth in Appendix A;
•Details on the Performance Period, Annual Performance Criteria, and vesting are set forth in Appendix A are herein incorporated into the terms of each grant.
The number of shares of At-Target Performance RSUs to be issued will be calculated by dividing the total value of the grant by the closing price of the Common Stock on the Nasdaq Capital Market on the Grant Date (with the potential for additional shares to vest and issue for the Above-Target Performance RSUs).

3.SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No Shares will be issued to you pursuant to your Performance Restricted Stock Unit Award until such Shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any Shares subject to your Performance Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole Shares. Prior to the time any Shares subject to your Performance Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such Shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested Shares subject to your Performance Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Performance

Exhibit 10.2
Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of Shares, the Company shall issue such Shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole Shares. As a condition to receipt of any Shares hereunder, you acknowledge and agree that the Company’s pre-established broker partner shall automatically sell, without further action on your part, a number of the Shares that otherwise would be delivered to you equal to the Specified Percentage of such number of Shares (the mechanics and timing of such sale to be in the discretion of the broker partner pursuant to guidelines that are available through your employee broker account), with applicable Company withholding satisfied from the proceeds of such sale; provided, however, in the event such proceeds are not sufficient to satisfy applicable withholding, you agree to make arrangements satisfactory to the Company to satisfy the balance of such withholding. Notwithstanding the foregoing, instead of such a broker sale, the Company may withhold the Specified Percentage from the Shares that otherwise would be delivered to you. “Specified Percentage” means such percentage as is determined by the Board or Compensation Committee from time to time and, as of the Award Date is 22% for Federal tax purposes plus other required withholding as determined through the Company’s payroll system. The number of Shares used to satisfy the above withholding obligations shall be rounded up to the nearest whole Share.
4.TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS RELATED ENTITIES. If, at any time prior to the vesting in full of the Shares subject to your Performance Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Related Entities terminates for any reason, the unvested portion of your Performance Restricted Stock Unit Award shall be canceled and become automatically null and void.
5.REPRESENTATIONS. In connection with the acquisition of Shares pursuant to this Performance Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Performance Restricted Stock Unit Award Agreement and the Plan.
6.NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Performance Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7.NOTICES. Any notices to be delivered pursuant to this Performance Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8.SEVERABILITY. If one or more provisions of this Performance Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Performance Restricted Stock Unit Award Agreement and the balance of the Performance Restricted Stock Unit Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Performance Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Performance Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10.COUNTERPARTS. This Performance Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Exhibit 10.2

COMPANY: MITEK SYSTEMS, INC.		RECIPIENT:

By:	/s/ Jason Gray	By: /s/ Garrett Gafke
Name:	Jason Gray	Name: Garrett Gafke
Title:	Chief Legal Officer

GRANT SUMMARY:

On April 25, 2025, the Recipient hereby receives a Performance Restricted Stock Unit Award for 360,576 shares of Common Stock of the Company and up to an additional 100% of the At-Target Performance RSUs should the annual performance criteria be exceeded in accordance with the provision of Appendix A.

Exhibit 10.2
APPENDIX A
Performance RSUs Grant Details
Performance Periods. The Performance RSUs shall have three annual performance periods as follows: Annual Performance Period #1: One (1) calendar year starting on the Grant Date
Annual Performance Period #2: One (1) calendar year immediately following Annual Performance Period #1 Annual Performance Period #3: One (1) calendar year immediately following Annual Performance Period #2
•Example: If the Grant Date is April 25, 2025 then Annual Performance Period #1 would run from April 25, 2025 through April 24, 2026 and Annual Performance Period #2 would run from April 25, 2026 through April 24, 2027.

Annual Performance Criteria. The Annual Performance Criteria for each Annual Performance Period shall be for the percentage increase in value of the Mitek’s common stock to meet or exceed the percentage increase in value of the Russell 2000 Index (in each case based on a $100 hypothetical investment at the beginning of the applicable Annual Performance Period as described herein) over the applicable Annual Performance Period. For Mitek common stock performance that is less than equal to, but at least 75% of, the performance of the Russell 2000 Index, a pro-rata portion of the At-Target Performance RSUs will be vested as detailed below. For Mitek common stock performance that exceeds the performance of the Russell 2000 Index, a pro-rata portion of the above-target performance shares (up to 100% of the shares for the applicable period (33% of the total) shall also vest as detailed below.

Mitek performance vs. Russell 2000 Index Performance	Percentage of At-Target Performance RSUs for the applicable period which vest:	Percentage of Above-Target Performance RSUs for the applicable period which vest:
125% or more	100%	100%
100% - 125%	100%	Up to 100% (pro-rata)
75% - 100%	50%-100% (pro-rata)	0%
Below 75%	0%	0%

•Note: For the Mitek performance vs Russell 2000 Index performance: 100% means that the percentage increase in value of the hypothetical investment in Mitek common stock equals or exceeds the percentage increase in value of the hypothetical investment in the Russell 2000 Index; 75% means that the percentage increase in value of the Mitek investment is at least 75% of the percentage increase in value of the Russell 2000 Index investment.; 125% means that the percentage increase in value of the hypothetical investment in Mitek common stock exceeds the percentage increase in value of the hypothetical investment in the Russell 2000 Index by 25% or more. For the avoidance of doubt, notwithstanding the references herein to “increase in value” this plan is intended to also cover situations where the value of the Russell 2000 Index and the value of Mitek stock have both declined; in such instances the measurements would be based on relative decline in value with 100% achievement equating to an equal decline in value, achievement of more than 100% would indicate a decline in Mitek value that is less of a decline than that experienced by the Russell 2000 Index; and achievement of the 75% mark would mean that Mitek declined in value more than the Russel 2000 Index (but the decline must be within 25% of the decline in value of the Russell 2000 index to hit the 75% achievement.

•Note: For purposes of determining the percentage value increase:
oa hypothetical investment of $100 will be made in both the Russell 2000 Index and Mitek’s common stock with a “purchase price” equal to the average closing price of each for the 20-trading days immediately preceding the start of the applicable Annual Performance Period.
oat the end of the applicable Annual Performance Period, the value of the hypothetical investments shall be determined by assuming the “sale” of each based on the average closing price of each from the immediately preceding 20-trading day periods.
oThe percentage change shall be determined by comparing the increase in value to the starting investment of $100.

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